Exhibit 23.1

Morgan & Company
Chartered Accountants
PO Box 1007 Pacific Centre
Suite 1488 - 700 West Georgia Street
Vancouver, BC, Canada, V7Y 1A1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Board of Directors
Mayfair Mining & Minerals, Inc.
Reno, Nevada

We consent to the use in the Registration Statement of Mayfair Mining & Minerals, Inc. on Form SB-2 of our Auditors' Report, dated December 10, 2002, on the balance sheet of Mayfair Mining & Minerals, Inc. as at November 30, 2002, and the related statements of loss and deficit, accumulated during the exploration stage, cash flows, and stockholders' equity for the period from inception on August 14, 2002 to November 30, 2002.

In addition, we consent to the reference to us under the heading "Interests Of Named Experts And Counsel" in the Registration Statement.

Dated this 20th day of December, 2002.

MORGAN & COMPANY

By: /s/ "Jim Philip"